EXHIBIT 99.1

PRESS RELEASE

RELEASE:	IMMEDIATELY
August 27, 2004

CONTACT:	Kevin D. Race
President and Chief Operating Officer (404) 303-4000

HOMEBANC CORP. APPOINTS

ACTING CHIEF FINANCIAL OFFICER

ATLANTA, Georgia, August 27, 2004 – HomeBanc Corp. (NYSE:HMB) (the “Company”) today announced that Mr. Kevin D. Race, the Company’s president and chief operating officer, who leads the Company’s financial operations, also will serve as the Company’s acting chief financial officer beginning September 1, 2004. The Company previously announced that Mr. Steven R. McClellan, the Company’s current chief financial officer, has resigned effective August 31, 2004, but will remain with the Company as a consultant through December 31, 2004 to ensure a smooth transition. The Company previously announced the appointment of Mr. Nicolas V. Chater as chief financial officer of HomeBanc Mortgage Corporation, the Company’s principal operating subsidiary.

Prior to joining the Company in 2002, Mr. Race served as president and chief financial officer of HomeSide Lending, Inc., a mortgage service company located in Jacksonville, Florida, from 1996 to September 2001. In addition, from 1989 to 1996, Mr. Race was president and chief financial officer of Fleet Mortgage Group, another mortgage servicing company.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp intends to make an election to be taxed as a real estate investment trust, or “REIT,” for federal income tax purposes. HomeBanc Corp. completed the initial public offering of its common stock on July 19, 2004. HomeBanc Corp.’s common stock is listed on the New York Stock Exchange under the symbol “HMB.”

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